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                                                                     EXHIBIT 11

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

          UNAUDITED STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)






                              Three months ended June 30,     Six months ended June 30,
                              ---------------------------     -------------------------
                                  2000           1999            2000            1999
                                  ----           ----            ----            ----

Net income                    $      4,688    $      2,553    $     21,231    $      7,628

Less: Accrued dividends
   on preferred stock
                                    (1,819)         (1,819)         (3,638)         (3,638)
                              ------------    ------------    ------------    ------------

Net income available to
  holders of common
  stock (a)                   $      2,869    $        734    $     17,593    $      3,990
                              ============    ============    ============    ============

Basic:
  Weighted average shares
    of common stock
    outstanding (b)             51,237,667      50,000,000      50,618,833      50,000,000
  Basic earnings per common
    share [(a)/(b)]           $       0.06    $       0.01    $       0.35    $       0.08
                              ============    ============    ============    ============

Diluted:
  Weighted average shares
    of common stock
    outstanding (c)             53,574,886      50,000,000      52,695,810      50,000,000
  Diluted earnings per common
    share [(a)/(c)]           $       0.05    $       0.01    $       0.33    $       0.08
                              ============    ============    ============    ============


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